424(b)(3)
                                                                        33-89510

AXA Equitable Life Insurance Company

SUPPLEMENT DATED SEPTEMBER 22, 2005 TO THE VARIABLE ANNUITY PROSPECTUSES AND SUPPLEMENTS TO PROSPECTUSES OF AXA EQUITABLE LIFE INSURANCE COMPANY
DATED MAY 1, 2005
EQUI-VEST(R) Employer-Sponsored Retirement Programs
EQUI-VEST(R) TSA Advantage(SM)
EQUI-VEST(R) Vantage(SM)
EQUI-VEST(R) Strategies

--------------------------------------------------------------------------------

This Supplement modifies certain information in the above-referenced Prospectuses and Supplements to Prospectuses and Statements of Additional Information, dated May 1, 2005, as previously supplemented (the "Prospectuses"). You should read this Supplement in conjunction with the Prospectuses and retain it for future reference. Unless otherwise indicated, all other information included in the Prospectuses remains unchanged. The terms and section headings we use in this Supplement have the same meaning as in the Prospectuses. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service group referenced in your prospectus.

The following applies to the TSA and EDC markets only.


A.   NEW VARIABLE INVESTMENT OPTIONS

On or about October 17, 2005, subject to regulatory approval, we anticipate making available the following three new variable investment options. These options invest in corresponding portfolios of EQ Advisors Trust. AXA Equitable serves as the investment manager of EQ Advisors Trust.

----------------------------------------------------------------------------------------------------------------
Portfolio Name               Portfolio Objective                        Advisers
----------------------------------------------------------------------------------------------------------------
EQ/EVERGREEN INTERNATIONAL   Seeks capital growth and current income.   o Evergreen Investment Management
 BOND                                                                     Company, LLC
----------------------------------------------------------------------------------------------------------------
EQ/LEGG MASON VALUE EQUITY   Seeks long-term growth of capital.         o Legg Mason Capital Management, Inc.
----------------------------------------------------------------------------------------------------------------

B.   FEE TABLE

The following is added under "Portfolio operating expenses expressed as an annual percentage of daily net assets":


--------------------------------------------------------------------------------------------------------------------------------
                                                                                        Total
                                                                                         Annual      Fee Waivers
                                                                         Underlying     Expenses       and/or
                                                                          Portfolio      (Before       Expense           Net
                                     Management     12b-1      Other      Fees and      Expense      Reimburse-   Total Annual
Portfolio Name                          Fees        Fees    Expenses*     Expenses    Limitation)     ments**       Expenses
--------------------------------------------------------------------------------------------------------------------------------
EQ ADVISORS TRUST:
--------------------------------------------------------------------------------------------------------------------------------
EQ/Evergreen International Bond         0.70%         0.25%     0.20%           N/A       1.15%            --         1.15%
--------------------------------------------------------------------------------------------------------------------------------
EQ/Legg Mason Value Equity              0.65%         0.25%     0.16%           N/A       1.06%         (0.06)%       1.00%
--------------------------------------------------------------------------------------------------------------------------------

* Because the Portfolios have no operating history prior to the date of the Supplement, "Other Expenses" are based on estimated amounts for the current fiscal period.


** The amounts shown reflect any Fee Waivers and/or Expense Reimbursements that apply to each Portfolio. A "--" indicates that there is no expense limitation in effect, and "0.00%" indicates that the expense limitation arrangement did not result in a fee waiver or reimbursement. The Manager has entered into Expense Limitation Agreements with respect to certain Portfolios, which are effective through April 30, 2007. Under these agreements, the Manager has agreed to waive or limit its fees and assume other expenses of certain Portfolios, if necessary, in an amount that limits each affected Portfolio's Total Annual Expenses (exclusive of taxes, interest, brokerage commissions, capitalized expenses and extraordinary expenses) to not more than specified amounts. Each Portfolio may at a later date make a reimbursement to AXA Equitable for any of the management fees waived or limited and other expenses assumed and paid by AXA Equitable pursuant to the Expense Limitation Agreement provided that the Portfolio's current annual operating expenses do not exceed the operating expense limit determined for such Portfolio. See the Prospectus for EQ Advisors Trust for more information about the arrangements.


888-1387 (9/05)                                                  135531 (9/05)
EV/New Biz (RBG only)                                                   x01159

C.   EXAMPLES.

The examples are intended to help you compare the cost of investing in the contract with the cost of investing in other variable annuity contracts. These costs include contract owner transaction expenses, contract fees, separate account annual expenses, and underlying trust fees and expenses.

The examples below show the expenses that a hypothetical contract owner would pay in the situations illustrated. The annual administrative charge used in the examples is based on the charges that apply to a mix of estimated contract sizes, resulting in an estimated administrative charge for the purposes of these examples of $6.56 per $10,000. The tables take into account the maximum fees and charges applicable to all the contracts to which this Supplement applies. We assume there is no waiver of the withdrawal charge.

The fixed maturity option and guaranteed interest option are not covered by the fee table and examples. However, the annual administrative charge, the charge if you elect a Variable Immediate Annuity payout option and the withdrawal charge do apply to the fixed maturity options and guaranteed interest option. A market value adjustment (up or down) will apply as a result of a withdrawal, transfer or surrender of amounts from a fixed maturity option. The examples should not be considered representations of past or future expenses for each option. Actual expenses may be greater or less than those shown. Similarly, the annual rate of return assumed in the examples is not an estimate or guarantee of future investment performance.

The examples assume that you invest $10,000 in the contract for the time periods indicated. The examples also assume that the investment has a 5% return each year. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:


-------------------------------------------------------------------------------------------
                                            If you surrender your contract at the
                                              end of the applicable time period
-------------------------------------------------------------------------------------------
                                       1 yr         3 yrs          5 yrs          10 yrs
-------------------------------------------------------------------------------------------
 EQ ADVISORS TRUST:
-------------------------------------------------------------------------------------------
EQ/Evergreen International Bond      $ 886.20     $ 1,595.57     $ 2,328.20     $ 3,632.07
-------------------------------------------------------------------------------------------
EQ/Legg Mason Value Equity           $ 877.27     $ 1,569.30     $ 2,285.35     $ 3,545.65
-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------
                                             If you annuitize at the end of the
                                                   applicable time period
-------------------------------------------------------------------------------------------
                                       1 yr         3 yrs          5 yrs          10 yrs
-------------------------------------------------------------------------------------------
 EQ ADVISORS TRUST:
-------------------------------------------------------------------------------------------
EQ/Evergreen International Bond      $ 687.42     $ 1,378.81     $ 2,092.85     $ 3,982.07
-------------------------------------------------------------------------------------------
EQ/Legg Mason Value Equity           $ 677.98     $ 1,350.95     $ 2,047.28     $ 3,895.65
-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------
                                         If you do not surrender your contract at
                                           the end of the applicable time period
-------------------------------------------------------------------------------------------
                                      1 yr          3 yrs          5 yrs          10 yrs
-------------------------------------------------------------------------------------------
 EQ ADVISORS TRUST:
-------------------------------------------------------------------------------------------
EQ/Evergreen International Bond      $ 337.42     $ 1,028.81     $ 1,742.85     $ 3,632.07
EQ/Legg Mason Value Equity           $ 327.98     $ 1,000.95     $ 1,697.28     $ 3,545.65
-------------------------------------------------------------------------------------------

D.   SELECTING YOUR INVESTMENT METHOD

The following investment option is added to "Domestic stocks" in Group "A" of the investment options chart under "Selecting your investment method":

     EQ/Legg Mason Value Equity.

The following investment option is added to "Fixed income" in Group "B" of the investment options chart under "Selecting your investment method":

     EQ/ Evergreen International Bond.

E.   PORTFOLIO/OPTION NAME CHANGES

Effective on or about October 17, 2005, subject to regulatory approval, all references in the Prospectuses to the names of certain variable investment options are changed as indicated in the table below. Accordingly, all references to the respective corresponding portfolios are also changed:

-------------------------------------------------------------------------
Current Name                             New Name
-------------------------------------------------------------------------
AXA Premier VIP Small/Mid Cap Growth     AXA Premier VIP Mid Cap Growth
-------------------------------------------------------------------------
AXA Premier VIP Small/Mid Cap Value      AXA Premier VIP Mid Cap Value
-------------------------------------------------------------------------
EQ/FI Small/Mid Cap Value                EQ/FI Mid Cap Value
-------------------------------------------------------------------------
EQ/J.P. Morgan Core Bond                 EQ/JPMorgan Core Bond
-------------------------------------------------------------------------
EQ/JP Morgan Value Opportunities         EQ/JPMorgan Value Opportunities
-------------------------------------------------------------------------
EQ/Mergers and Acquisitions              EQ/GAMCO Mergers and Acquisitions
-------------------------------------------------------------------------
EQ/Small Company Value                   EQ/GAMCO Small Company Value
-------------------------------------------------------------------------

F. In "More information" under "Distribution of the contracts," the eighth paragraph is deleted in its entirety and replaced with the following:

The Distributors will receive 12b-1 fees from certain portfolios for providing certain distribution and/or shareholder support services. The Distributors may also receive payments from the advisers of the portfolios or their affiliates to help defray expenses for sales meetings or seminar sponsorships that may relate to the contracts and/or the advisers' respective portfolios. In connection with portfolios offered through unaffiliated insurance trusts, the Distributors or their affiliates may also receive other payments from the advisers of the portfolios or their affiliates for providing distribution, administrative and/or shareholder support services.






















                     AXA Equitable Life Insurance Company
                          1290 Avenue of the Americas
                               New York, NY 10104

AXA Equitable Life Insurance Company

SUPPLEMENT DATED SEPTEMBER 22, 2005 TO THE CURRENT VARIABLE ANNUITY PROSPECTUSES AND SUPPLEMENTS TO PROSPECTUSES OF AXA EQUITABLE LIFE INSURANCE COMPANY
DATED MAY 1, 2005
EQUI-VEST(R) Employer-Sponsored Retirement Programs
EQUI-VEST(R) TSA Advantage(SM)
EQUI-VEST(R) Vantage(SM)
EQUI-VEST(R) Strategies

--------------------------------------------------------------------------------

This Supplement modifies certain information in the above-referenced Prospectuses and Supplements to Prospectuses and Statements of Additional Information, dated May 1, 2005, as previously supplemented (the "Prospectuses"). You should read this Supplement in conjunction with the Prospectuses and retain it for future reference. Unless otherwise indicated, all other information included in the Prospectuses remains unchanged. The terms and section headings we use in this Supplement have the same meaning as in the Prospectuses. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service group referenced in your prospectus.

The following applies to the TSA and EDC markets only.

The EQ/Ariel Appreciation II investment option described in the September 15, 2005 supplement to the Prospectus will not be available. Contact your registered representative for more information.


























                     AXA Equitable Life Insurance Company
                          1290 Avenue of the Americas
                               New York, NY 10104

888-1386 (9/05)                                                  135526 (9/05)
EV/New Biz                                                              x01158

The EQ/Ariel Appreciation II variable investment option described in the 9/15/05 supplement to your Prospectus will not be available under your contract.

(For EQUI-VEST TSA and EDC Markets only)